AGREEMENT ON THE SALE AND PURCHASE OF SHARES



This Agreement has been made on the date set out below between the Sellers mentioned in Appendix 1, (hereinafter referred to as "the Sellers"),

and

DoubleClick Inc. (hereinafter referred to as "DoubleClick"), a company incorporated under the laws of the State of Delaware with its office located in New York.


BACKGROUND

DoubleClick owns 9.3 percent of the shares in DoubleClick Scandinavia AB ("DCS"). DoubleClick is interested to purchase the remaining 90.7 percent of the shares in DCS.

The outstanding shares are owned by a number of shareholders. DoubleClick is interested to enter into agreements with other shareholders regarding the transfer of their shares in DCS to DoubleClick under the terms stated in this Agreement. However, DoubleClick is only interested to enter into such agreements, if the agreements may be terminated should less than 81 per cent of all Shares are transferred to DoubleClick (excluding DoubleClick's Shares).

The Sellers are interested in selling their shares in DCS to DoubleClick under the terms stated in this Agreement.

DEFINITIONS


Balance Sheet                       The Balance Sheet of DCS as of September 30, 1999
Balance Sheet Date                  September 30, 1999
Balance Sheet II                    The Balance Sheet of DCS as of December 31, 1999
Closing Date                        Closing Date will be seven days after the Date of
                                    Agreement or when at least 81 per cent of the Shares
                                    have been transferred to DoubleClick. However, Closing
                                    Date shall be no later than December 29, 1999.
Competition Warrantors              Management shareholders as well as Mats Sundstrom
Confidential Information            Any information, technical, commercial or of any other
                                    kind, whether written or oral, except such information
                                    which is or will be publicly known or which
                                    has come to or will come to

                                                                          2 (20)

                                    the public knowledge in any way other than through the Sellers' breach of the secrecy undertaking under Article 27

Date of Agreement                   December 17, 1999
DCLK Stock                          Common stock of DoubleClick, Inc.
DCS                                 DoubleClick Scandinavia AB
Earn-out Shareholders               Management  shareholders and any Non-Management  shareholder that has chosen payment under article 2.2 of this Agreement
Group Companies or Group            DCS and its  subsidiaries as defined in accordance with Chapter 1, Section 2 of the Swedish Companies Act
Incremental Value                   Valuation 1999 reduced by USD 60 million
Management                          Goran Arvinius, Lars Hallen, Bo
                                    Alexandersson, Joakim Antelius, Ola Heffler
                                    and Thomas Munck, as well as all entities
                                    through which any such shareholders own
                                    shares in DCS
Management's Shares                 The Management's Shares in relation to the total
                                    number of Shares
Non-Management                      The Sellers excluding the Management
Payment 2000                        Payment to Management by March 15, 2001
Payment 2001                        Payment to Management by March 15, 2002
Registration Amount                 Aggregate amount of additional payment a
                                    proportion of which each Seller shall receive
                                    if S-3 registration statement for shares
                                    issued on Closing Date is not filed by
                                    December 31, 1999 and closing price of DCLK
                                    Stock on effective date of such registration
                                    statement is lower than closing price of
                                    DCLK Stock on December 31, 1999, all in
                                    accordance with Section 2

Registration Payment Date           Date of payment of Registration Amount to Sellers
                                    in proportions described in Section 2
Revenue 1999                        DCS' revenues as per December 31, 1999
Revenue 2000                        DCS' revenues as per December 31, 2000
Revenue 2001                        DCS' revenues as per December 31, 2001
SEC                                 The Securities and Exchange Commission
Second Payment 1999                 Payment to Sellers by March 15, 2000
Signatories                         Mats Sundstrom and Goran Arvinius
Shares                              All issued and outstanding shares of DCS
Valuation 1999                      A valuation of DCS based on 7.5 times DCS'Revenue 1999
Valuation 2000                      A valuation of DCS based on DCS' Revenue 2000
Valuation 2001                      A valuation of DCS based on DCS' Revenue 2001
Warrantors                          Definition, see Appendix 2


1.        TRANSFER OF SHARES AND CERTAIN DEFINITIONS

1.1. Upon the terms and conditions herein contained, the Sellers, according to the list below,

                                                                          3 (20)

       sell and transfer this day ("the Date of Agreement") to DoubleClick 745,000 Shares, representing 90.7 per cent of the outstanding capital stock of DoubleClick Scandinavia AB ("DCS").

1.2. Closing Date will be seven days after the Date of Agreement or when at least 81 per cent of the Shares have been transferred to DoubleClick. However, Closing Date shall be no later than December 29, 1999 (the "Closing Date"). Closing will take place at the offices of Magnusson Wahlin Advokatbyra, Stockholm.

1.3. DCS and its subsidiaries (as defined in accordance with Chapter 1, Section 2 of the Companies Act and listed in Appendix 3) are hereinafter referred to as the "Group Companies" or "the Group".

1.4. The transfer is, inter alia, based on a balance sheet ("the Balance Sheet") made on 30 September, 1999 (the "Balance Sheet Date").

1.5. Goran Arvinius, Lars Hallen, Bo Alexandersson, Joakim Antelius, Ola Heffler and Thomas Munck, as well as all entities through which any such shareholders own Shares, are considered "Management" for the purposes of this Agreement.

       The Management's Shares and the Non-Management shares that have chosen payment under Article 2.2 of this Agreement in relation to the total number of Shares, constitute the Earn-out Shareholder's Proportion.

1.6.   The other Sellers are considered "Non-Management".

1.7.   Management will be paid in four installments in a way described under
       Article 2.2 of this Agreement. Non-Management may chose to be paid according to a Non-Management scheme described under Article 2.1 of this Agreement or as Management in the way described under Article 2.2 of this Agreement. Non-Management must choose payment under either 2.1 or 2.2 for all shares owned by the shareholder as well as for all shares owned by the shareholder through any entity.

1.8. The Sellers shall provide DoubleClick with a list of Non-Management that has chosen payment under Article 2.2 under this Agreement five (5) days prior to Closing Date.

1.9. The Sellers defined in Appendix 2 of this Agreement (the "Warrantors") shall make the representations and warranties stated in this Agreement.

1.10. The Warrantors' obligations under this Agreement shall be fulfilled jointly and severally. However, each Warrantor shall not be liable for an amount exceeding the total amount he has received, or will receive as earn-out payment, in consideration for his Shares.

                                                                          4 (20)


2.      CONSIDERATION AND PAYMENT

All payments described below in this Article 2 shall be made in common stock of DoubleClick, Inc. ("DCLK Stock").

DoubleClick will use reasonable commercial efforts to file a form S-3 registration statement with the Securities Exchange Commission ("SEC"), (i) by February 7, 2000 in order to register the resale of the transactional shares to be issued at Closing Date and, (ii) promptly after the Second Payment 1999, Payment 2000 and Payment 2001, respectively, in order to register the resale of the transactional shares to be issued on such dates. Any shares issued as payment of a portion of the Registration Amount (defined below), if issued by March 15, 2000, shall be registered for resale together with the shares issued pursuant to the Second Payment 1999. Provided that the SEC has declared such registration statements effective, the shares issued can be resold in the United States without further registration, subject to certain limitations under applicable law.

If (i) the first S-3 registration statement filed for the shares issued at Closing is not filed with the SEC by December 31, 1999, and (ii) the closing stock price of DCLK Stock on the NASDAQ Stock Exchange on the date such registration statement for the shares issued at Closing is declared effective (the "Effective Date") is lower than the closing stock price of DCLK Stock on the NASDAQ Stock Exchange on December 31, 1999, then in addition to all other payments due hereunder, the Sellers will receive a portion of the following aggregate amount (the "Registration Amount"), in DCLK Stock, determined as follows:

USD 60 million X [(number of days between January 1, 2000 and the date on which a form S-3 registration for the transactional shares issued at Closing is filed with the SEC) / 366 days] X 20% = Registration Amount

Each Non-Management Seller shall receive, at the time of Second Payment 1999 (or, if the registration statement for the shares issued at Closing is not effective by such date, within ten (10) days of the Effective Date) (such date of issuance, the "Registration Payment Date"), its percentage of the Registration Amount, which percentage shall represent the number of Shares held by each Seller on the Date of Agreement, in relation to the toal amount of Shares outstanding on such date. Each Earn Out Shareholder shall, on the Registration Payment Date, receive a percentage of one third of the Registration Amount, which percentage shall represent the number of Shares held by each Earn Out Shareholder on the Date of Agreement in relation to the total amount of Shares. The number of shares of DCLK Stock to be paid on the Registration Payment Date in the proportions described above will be calculated using a share price of $114.

                                                                          5 (20)


2.1      Non-Management

The consideration to Non-Management shall be paid to the amounts and in the way prescribed below in this section.

Each Seller shall on the Closing Date receive a first payment of 0.64107 shares in DoubleClick per Share.

By March 15, 2000, Non-Management shall receive a possible second payment based on Valuation 1999.

As per December 31, 1999, DoubleClick will determine a valuation of DCS ("Valuation 1999") based on 7.5 times DCS' 1999 revenue (the "Revenue 1999"). DoubleClick shall establish the Revenue 1999 at the latest on March 1, 2000.

Should the Valuation 1999 exceed USD 60 million, each Seller shall, as a second payment, receive its percentage of the Incremental Value, which percentage shall represent the number of Shares held by each Seller on the Date of Agreement, in relation to the total amount of Shares outstanding on such date. If Valuation 1999 should be less than or equal to USD 60 million, the Sellers shall not receive any additional end-of-year payment. The number of shares of DCLK Stock to be transferred to the Sellers for the possible second payment will be 0.08013 shares in DoubleClick for every USD one (1) million in incremental Revenue 1999.


2.2        Earn-out shareholders

The consideration to Earn-out Shareholders shall be paid to the amounts and in the way prescribed below in this section. Those Earn-out Shareholders employed by DCS, will receive the four payments below contingent on not resigning their employment at DCS before March 1, 2002. Should DCS terminate the employment agreement of any of the Earn-out Shareholders due to the employee's breach of employment agreement or grossly negligent conduct, the employee in question is not entitled to any outstanding earn-out payment due hereunder after the date of termination of the employment.

DoubleClick will not pay any of the payments under this Article should DCS enter into liquidation, either voluntary or compulsory, or become insolvent or enter into composition or corporate reorganization proceedings or if DCS enters into bankruptcy or receivership.

However, the Earn-out Shareholder are entitled to any outstanding earn-out payment should DoubleClick decide to liquidate DCS for other reasons than required by applicable law.

2.2.1      First payment:

Each Earn-out Shareholder shall on the Closing Date receive a payment of 0.21369 shares in




                                                                          6 (20)

DoubleClick per Share.

2.2.2      Second payment:

By March 15, 2000, Earn-out Shareholders shall receive a possible second payment ("Second Payment 1999") based on Valuation 1999.

Should Valuation 1999 exceed USD 60 million, Earn-out Shareholders shall, as a second payment, receive a percentage of one-third of the Incremental Value, which shall represent the number of Shares held by each Earn-out Shareholders on the Date of Agreement in relation to the total amount of Shares. If Valuation 1999 should be less than or equal to USD 60 million, Earn-out Shareholders shall not receive any additional end-of-year payment.

The number of shares of DCLK Stock to be transferred to Earn-out Shareholders for the second payment will be 0.02671 shares in DoubleClick for every USD one
(1) million in incremental Revenue 1999.

2.2.3      Third payment:

By March 15, 2001, Earn-out Shareholders shall receive a third payment in DCLK Stock ("Payment 2000") in exchange of the Shares transferred to DoubleClick on Closing Date, based on a valuation of DCS' 2000 revenues (the "Revenue
2000"), which DoubleClick shall establish at the latest on March 1, 2001 ("Valuation 2000").

The Payment 2000 shall equal one-third of Earn-out Shareholders' Proportion of the Valuation 2000, which valuation shall be determined by multiplying the Revenue 2000 with a multiple of 6.16.

For purposes of determining the Valuation 2000, the minimum Revenue 2000 shall be no less than USD 18.9 million. The maximum Revenue 2000 shall be no more than USD 35.1 million.

The number of shares of DCLK Stock received by Earn-out Shareholders will be calculated using the average closing stock price ten trading days on the NASDAQ stock exchange prior to the payment date.

2.2.4      Fourth payment:

By March 15, 2002, Earn-out Shareholders shall receive a fourth payment ("Payment 2001") of DCLK Stock in exchange for the Shares transferred to DoubleClick on Closing Date, based on a valuation of DCS' 2001 revenues (the "Revenue 2001"), which valuation DoubleClick shall establish at the latest on March 1, 2002 (the Valuation 2001").

The Payment 2001 shall equal one-third of Earn-out Shareholder's Proportion of a Valuation




                                                                          7 (20)

2001 determined by multiplying the Revenue 2001 with a multiple of 4.34.

For purposes of determining the Valuation 2001, the minimum Revenue 2001 shall be no less than USD 38.5 million. The maximum Revenue 2001 shall be no more than USD 71.5 million.

The number of shares of DCLK Stock received by Earn-out Shareholders will be calculated using the average closing stock price ten trading days on the NASDAQ stock exchange prior to the payment date.

2.3      General payment conditions etc

2.3.1    Revenue

Annual "Revenue" shall mean consolidated US GAAP revenue after provisions for bad debt and advertising discounts and less a proportionate share of revenue owned by minority shareholdings in DoubleClick Norway and DoubleClick Denmark. There will be no proportionate deduction for revenues owned by minority share holdings in DoubleClick Finland for 1999. There will be proportionate deduction for revenues owned by minority share holdings in DoubleClick Finland for the years 2000 and 2001.

The minority shareholders in DoubleClick Finland, DoubleClick Norway and DoubleClick Denmark are listed in Appendix 4.

DoubleClick shall appoint an auditor in order to determine the annual revenue in question. DoubleClick shall bear the cost for such an appointed auditor.

The Sellers may at their own expense appoint an additional auditor in order to determine the annual revenue in question for the Group. All Sellers shall share the cost for such an appointed auditor for establishing Valuation 1999. Earn-out Shareholders shall bear the cost for such an appointed auditor for establishing Valuation 2000 and 2001.

In case of disagreement between the Parties regarding any question in connection with establishing the annual revenue in question, any such unresolved question shall, at the request of one of the Parties, with binding effect for them, be finally resolved by an authorised public accountant of one of the five largest internationally recognised accountant firms that the Parties mutually agree on. The accountant thus appointed shall give his opinion in writing. The costs in connection with the process shall be borne by the Parties in equal parts.

2.3.2   Transfer of Shares

DoubleClick shall not be obligated to make any payments hereunder until the Sellers have demonstrated, to DoubleClick's satisfaction, that DoubleClick has been registered as owner of

                                                                          8 (20)

all Shares owned by the Sellers in the shareholders register kept by the Securities Register Center (Vardepapperscentralen) of the Shares.


3.               CONDITIONS

3.1 If not at least 81 percent of all Shares have been transferred to DoubleClick to an account to be appointed by DoubleClick the day before Closing Date, DoubleClick is entitled to terminate this Agreement. Should a compulsory redemption be necessary in order for DoubleClick to get 100 percent of the Shares, the Sellers shall pay all costs for establishing a holding company based in the EU (the "Holding Company") and costs for the transfer to the Holding Company of all Shares owned by DoubleClick.

3.2        If DoubleClick terminates the Agreement on the ground mentioned in
           Article 3.1, none of the Parties shall have any liability to the other.


4.                THE INTERIM BETWEEN THE BALANCE SHEET DATE AND THE DATE
                  OF AGREEMENT

The Warrantors represent and warrant that, since the Balance Sheet Date and until the Date of Agreement, unless otherwise provided in this Agreement, there has not, with respect to business transactions of the Group Companies, been:

a) any change in the manner of conducting the business of the Group Companies relative to previously applied business principles, nor has there been any entering into agreements and undertakings by the Group Companies other than on terms and conditions generally applied in the respective company's field of business,

b) any change in employment compensation, pension and other employment benefits with respect to the personnel nor has there been any new employment or any termination of employment, deviating from Appendix 5 hereto.

c) any divestment of, nor investment in any fixed assets,

d) any change in agreements entered into after the Balance Sheet Date with respect to terms and conditions, prices and credit risks compared to previous agreements,

e) any indebtedness (except ordinary credits from suppliers) incurred by the Group Companies either directly by way of loans or other credits, or indirectly by way of guarantee or pledge,

f) any payment of dividend or any similar distribution of funds or assets,

                                                                          9 (20)


g) any payment of (or decision regarding) any shareholder's contribution, or similar payment.


5.            THE INTERIM BETWEEN THE DATE OF AGREEMENT AND THE CLOSING DATE

During the period from the Date of Agreement and until the Closing Date, the Sellers shall take any necessary steps to cause the management of the Group to consult with DoubleClick's representatives prior to all material business decisions and to ensure that the Group's business activities will be carried out in accordance with previously applied business principles. DoubleClick shall have unlimited rights to investigate and control the Sellers' compliance with the provisions of this paragraph.

The Sellers shall cause the management of the Group to obtain prior approval from DoubleClick with respect to any of the following matters.

a) issuance of binding offers which in each case concern products having a sales value exclusive of VAT in excess of USD 100,000,

b) acceptance of orders which in each case concern products having a sales value exclusive of VAT in excess of USD 100,000,

c)  payment of dividend or similar distribution of funds or assets,

d)  payment of shareholder's contribution or similar,

e) new employment or termination of employment of personnel, except as specified in writing to DoubleClick and approved by DoubleClick prior to December 1, 1999.

f)  entering into any pension commitments,

g)  sale of any asset having a market value in excess of USD 15,000,

h)  acquisition of any asset having a value in excess of USD 15,000,

i) entering into or amendment of any credit commitment (other than ordinary supplier's credits),

j) the granting of any credit (other than ordinary customer credits) or entering into guarantee commitments or the furnishing of any other security,

k) entering into, or amendment of any long-term agreement, any agreement with the Sellers or any person or entity related to or associated with the Sellers or entering into any other

                                                                         10 (20)


agreement which contains terms and conditions which are not strictly in accordance with generally accepted market conditions,

l) material changes of prices or rebates.


6.        DIRECTORS AND AUDITORS

Immediately upon the Closing Date, the Sellers shall, on DoubleClick's request, cause extraordinary shareholders' meetings of the Group Companies to be held for purposes of electing new directors and auditors.

The Sellers covenant that the present directors and auditors, if so requested by DoubleClick, will be removed from their positions without any claim for compensation or remuneration and that these directors will not thereafter exercise their formal authority to represent DCS.

DoubleClick covenants that the next ordinary shareholders' meetings of the Group Companies will pass the necessary resolutions whereby the present directors will be discharged from liability with respect to their administration of the respective Group Company's affairs, provided, however, that DCS' auditors will approve such discharge from liability.

The Sellers agree to cause general powers of attorney to be duly and validly issued as of the Closing Date in favour of persons appointed by DoubleClick which individuals shall have unlimited authority to represent the Group Companies in all matters until the new Board of Directors has been officially registered.


7.        BALANCE SHEET II

As of December 31, 1999 a balance sheet and a profit and loss account, (hereinafter "Balance Sheet II") shall be prepared in accordance with the same accounting principles which applied in preparation of the balance sheet and the profit and loss account as of the Balance Sheet Date.

Balance Sheet II shall be prepared jointly by DoubleClick and the Sellers and in consultation with DCS' present auditors and the auditors to be appointed by DoubleClick.


8.        VALUATION

In case of disagreement between the Parties regarding any question in connection with Balance Sheet II, any such unresolved question shall, at the request of one of the Parties, with binding effect for them, be finally resolved by one authorised public accountant appointed by The Stockholm Chamber of Commerce. The accountant thus appointed shall give his opinion





                                                                         11 (20)
in writing. The costs in connection with the process shall be borne by the Parties in equal parts.


9.        INFORMATION ABOUT THE GROUP

The information concerning the Group upon which DoubleClick has relied in concluding this Agreement is mentioned in Appendix 1 of the Due Diligence Report, see Appendix 6.

The Parties acknowledge that DoubleClick has been provided access to any and all information and documents regarding DCS which are in the possession of the Warrantors and which the Warrantors in its discretion deems relevant to this transaction. The Warrantors represents that, to the best of their knowledge, the information so provided is true, complete, accurate, fairly disclosed and not misleading. Based hereof, DoubleClick has performed a business, financial and legal due diligence of the DCS.

The following warranties and representations in Articles 10-22 are given subject to DoubleClick's actual knowledge as a result of the due diligence performed by DoubleClick. Notwithstanding the foregoing, in its due diligence DoubleClick has discovered that DCS is not fully indemnified towards a number of third parties due to DCS's lack of reference to standard terms normally referred to in DCS' agreements. This Article 9 does not exclude the Warrantors from any liability incurred as a result of any claims that may be raised against DCS as a result of DCS' lack of entering into standard terms including, inter alia, indemnification clauses, clauses of disclaimer of warranties and other material protective clauses, towards such third parties.


10.       DCS' SHARES; WARRANTY

DCS' total paid up share capital is 1,642,000 SEK represented by 821,000 Shares.

The Warrantors represent and warrant that:

a) the Shares constitute all issued and outstanding shares of DCS, for which payment in full has been made.

b) the Shares noted in Appendix 1 are owned by the Sellers free and clear of all liens, claims, options, pre-emption rights, charges or other encumbrances,

c) all Shares are of the same class with respect to the rights vested therein,

d) no resolutions have been made regarding issue of (i) new shares, (ii) convertible debt instruments, (iii) debt instruments with a right of option to subscribe to new shares or (iv) participating debt instruments, or (v) similar instruments.

                                                                         12 (20)

11.       BALANCE SHEETS AND ACCOUNTS; WARRANTY

The Warrantors represent and warrant that:

a) the accounts of the Group including annual reports and balance sheets presented to DoubleClick are correct, have been prepared in accordance with law and Swedish generally accepted accounting principles, and correctly present the financial position of the Group as of their respective dates.

b) the Group's accounting principles have been consistently applied since its incorporation,

c) the Balance Sheet as presented to DoubleClick is correct in all respects and includes all of the Group Companies' assets, liabilities, pledges, guarantees and other undertakings.


12.       THE GROUP COMPANIES' ASSETS; WARRANTY

The Warrantors represent and warrant that :

a) unless otherwise stated herein, the Group Companies have legal title to all assets described herein as being the property of the respective Group Company, and that such legal title is unrestricted and includes full right of disposition and that any such property is free of any lien, charge or other encumbrance,

b) the receivables as of the Balance Sheet Date have been collected or will be collected at book value within one month from the Balance Sheet Date and that the receivables reported in the Group's accounts as of the Closing Date will be collected at book value within one month from the Closing Date,

c) the Group Companies have not failed to maintain, service and repair their assets and that all material assets, whether owned by the Group Companies or not, are in good and functional condition,

d) the Group Companies' IT-products and other electronic products (hardware as well as software) are able - with their functionality intact - to store, treat, give and receive date and time indications in respect of both the 20th and 21st centuries and that such products will treat the year 2000 as a leap-year.


13.       PERSONNEL; WARRANTY

The Warrantors represent and warrant that:

                                                                         13 (20)


a) all employees of the Group as of the Date of Agreement have been listed in Appendix 5 and that no salary, pension or other employment benefits have been granted to such employees on terms and conditions which are more favourable than those indicated in the said Appendix,

b) no previously employed personnel are entitled to receive pension benefits or severance payments,

c) no claim for compensation except as expressly provided herein will be or is likely to be raised against any Group Company from any person now or previously employed or from any trade union of which such employee is or has been a member.

d) no employee of DCS has been or will be offered employment (or assignment as a consultant) by the Sellers or any enterprise controlled by the Sellers for a period of two years after the Closing Date.

e) Goran Arvinius, Joakim Antenius, Lars Hallen, Ola Heffler and Thomas Munck are obliged to observe a notice period of termination of at least six (6) months and that each such employee holding a key position is obliged to observe competition restrictions specified in such employees' employment agreement during 12 months after termination of the employment.


14.       AGREEMENTS AND UNDERTAKINGS; WARRANTY

The Warrantors represent and warrant that the Group Companies are not bound by any agreement or undertaking which is not made in the ordinary course of business or which has not been made on market conditions or terms customary in the trade, and the Group Companies are not and have not been partners in partnerships or limited partnerships,


15.       ORDERS AND OUTSTANDING OFFERS; WARRANTY

The Warrantors represent and warrant that the Group Companies' outstanding offers and agreements entered into after the Balance Sheet Date:

a) include orders and offers containing prices and other terms and conditions which do not deviate from the principles which were applied by the respective Group Company prior to the Balance Sheet Date,

b) concern customers whose good credit standing has been thoroughly examined and accepted and that the respective Group Company in making any such judgement has not deviated from principles applied prior to the Balance Sheet Date,

                                                                         14 (20)


16.       THE ACTIVITIES OF THE GROUP COMPANIES; WARRANTY

The Warrantors represent and warrant that:

a) the Group Companies have obtained all necessary permits from authorities, i.a. the Swedish Data Inspection Board, to carry out their activities and that all such activities always have been in accordance with applicable laws and regulations,

b) the production and marketing of the Group Companies' products have not caused, and will not, in the Sellers' best judgement, cause any claims to be raised against any Group Company by reason of infringement of any third party patent, design, trademark, copyright or similar intellectual or industrial property rights,

c) no other circumstance or event has occurred or may reasonably be expected to occur which implies or could imply any limitation or restriction in the conduct of the Group Companies' activities.


17.       TAXES AND CHARGES ETC; WARRANTY

The Warrantors represent and warrant that:

a) all necessary cost reservations for taxes, fees and other public charges have been made in the accounts as of the Balance Sheet Date,

b) the Group Companies will not be the subject of additional assessment of taxes, fines or other punitive charges which are attributable to business transactions prior to the Closing Date,

c) the Group Companies currently have fully paid and will, prior to the Closing Date, make any and all payments for taxes, fees and other public charges as required by laws and regulations.

d) no expenses etc. incurred in connection with the transaction reflected in this agreement has been born by any Group Company.


18.       WARRANTY PROVISIONS; WARRANTY

The Warrantors represent and warrant that the Group Companies have not issued any warranties which are not in the ordinary course of DCS's business or not normal in the trade and which relate to products which either have been delivered prior to the Closing Date or, as

                                                                         15 (20)

evident from the orders or offers made as of the Closing Date, will be delivered subsequent thereto.


19.       INSURANCE; WARRANTY

The Warrantors represent and warrant that:

a) any and all assets of the Group Companies are adequately insured against fire, damage and loss,

b) the Group Companies maintain adequate liability insurance and product liability insurance

c) the Group Companies maintain adequate insurance against operational interruption

d) the insurance policies under a)-c) above have been validly in effect since the Balance Sheet Date and that such policies will be in full force and effect at least one month after the Closing Date.

The Warrantors also represent and warrant that:

a. the assets of the Group Companies during the time between the Balance Sheet Date and the Closing Date have not diminished and will not diminish in value due to fire, theft, damage, flooding or any other unexpected event, which is not completely covered by insurance

b. neither the Group Companies nor anyone for whom the Group Companies are responsible has or will commit any act or omission, which subjects any of the Group Companies to tort liability and which is not covered by liability or product liability insurance, and that

c. the value of the Group during the time between the Balance Sheet Date and the Closing Date has not diminished and will not diminish as a result of an event entailing that the business activities of any Group Company cannot be conducted to an ordinary extent and which business activities are not covered by valid insurance against the risk of operational interruption.


20.       LITIGATION; WARRANTY

The Warrantors represent and warrant that the Group Companies are not involved in any litigation, arbitration proceedings or any other dispute which may result in liability or costs and that no such litigation, arbitration or dispute will arise by reason of any event or circumstance which is attributable to the period prior to the Closing Date.

                                                                         16 (20)

21.       DOCUMENTATION AND REGISTRATION; WARRANTY

The Warrantors represent and warrant that as of the Closing Date all documentation concerning the Group Companies, such as share register, minutes of meetings of the Board of Directors and the shareholders, contracts, undertakings, Government permits, books and accounts, etc, will be in the possession and safe custody of the respective Group Company and freely available to DoubleClick and that all prescribed registrations, notices and applications have been made.

22.       AUTHORISATION; WARRANTY

The Warrantors represent and warrant, jointly and severally, that Mats Sundstrom and Goran Arvinius (the "Signatories") are entitled to enter into this Agreement on behalf of the Sellers. The Warrantors represent and warrant that the Signatories have informed the Sellers of the contents of this Agreement and that they have given the Sellers reasonable time to review and consent to the conditions of the Agreement.

23.       INDEMNITY

In the event that any representation or warranty expressly contained in or otherwise implied under this Agreement shall be inaccurate or false the Warrantors shall compensate DoubleClick by 0.9 USD for each USD of the amount in deficit, including all costs and expenses incurred by DoubleClick as a consequence.

DoubleClick is entitled to withhold any outstanding earn-out payment to the Warrantors under Article 2 should a dispute arise as regards the representations and warranties or any other remedy, until such a dispute is finally resolved.

Interest on the amount of payment due to DoubleClick hereunder shall be payable at a rate which by four percentage units exceeds the official Swedish discount rate from the Closing Date until payment is made through set-off against outstanding payments under Article 2 above or otherwise.


24.       OTHER REMEDIES

Instead of claiming compensation by reason of inaccurate representations or warranties, DoubleClick may, in case of the Sellers' material breach of contract, terminate this Agreement, in which case DoubleClick, in exchange for the delivery to the Sellers of the Shares, shall receive the value equal to the paid-out part of the consideration hereunder including interest at a rate which by four percentage units exceeds the official Swedish discount rate as from the time of payment, until repayment is made.

Without limitation of the foregoing and without prejudice to any other rights and remedies

                                                                         17 (20)

which DoubleClick may have against the Sellers, DoubleClick shall in any case be entitled to damages by reason of the Sellers' breach of contract. However, each Warrantor shall not be liable for an amount exceeding the total amount he has received, or will receive as earn-out payment, as consideration for his Shares, excluding all costs and expenses incurred by DoubleClick in order for DoubleClick to recover such compensation. DoubleClick is not entitled to damages in cases where DoubleClick has been adequately compensated by invoking the representations and warranties.


25.       NOTICE OF CLAIMS AND TIME LIMIT

Regardless of the time at which DoubleClick discover the inaccuracy of any representation or warranty or any other contractual breach of the Sellers, DoubleClick shall invoke any claim or other remedy within 12 months from Closing Date.

With respect to remedies based on representations or warranties concerning taxes, fees and other public charges, DoubleClick reserves its right up to the passage of six months after a final decision by the Authorities of such tax, fee or charge has entered into force.


26.       NON-COMPETITION

Management shareholders as well as Mats Sundstrom (the "Competition Warrantors") undertake during a period of twelve months after the Closing Date not to carry out or further support any activity which in any way may compete with any activity which is carried out by any Group Company or which, according to the articles of association is allowed to be carried out by such company. Such said activity shall be defined as Online Advertising Networks and Online Advertising Technology Solutions.

In the event that the Competition Warrantors should commit a breach of the covenant in the preceding paragraph the Competition Warrantors shall pay to DoubleClick an aggregate penalty of USD 1,000,000 or, if the breach continues during a period longer than one month, USD 1,500,000 for each month during which the breach prevails.


27.       SECRECY

The Warrantors undertake not to make any unauthorised disclosure of any Confidential Information regarding any Group Company or its activities. The Warrantors ensure that DCS's employees, consultants and directors of the board and any other representative acting on behalf of DCS will be bound by a corresponding secrecy undertaking.

"Confidential information" shall include any information, technical, commercial or of any other kind, whether written or oral, except such information which is or will be publicly

                                                                         18 (20)


known or which has come to or will come to the public knowledge in any way other than through the Sellers' breach of this secrecy undertaking.

Also non-intentional or non-negligent acts or omissions shall be considered as breaches of contract under this secrecy clause.

In the event that the Warrantors should commit a breach of the covenant in the preceding paragraph the Warrantors shall pay to DoubleClick an aggregate penalty of USD 500,000 or, if the breach continues during a period longer than one month, USD 1,000,000 for each month during which the breach prevails.


28.       PRESS RELEASE

The Parties shall issue one press release in the U.S. and one in Sweden any appropriate time after the Date of Agreement. The representatives of the Parties shall mutually agree on the respective contents of the press releases.


29.       GOVERNING LAW

This Agreement shall be construed in accordance with and be governed by the laws of Sweden.


30.       NOTICES AND LANGUAGE

Notices and other communications shall be in the English language and deemed to be valid and effective if sent by courier or registered letter to the addresses of the Parties stated in the Preamble to this Agreement or to other addresses supplied at a later date.

The communications will be considered as having reached the addressee, see Appendix 7:

1. if sent by courier; on delivery
2. if sent by registered letter: 5 days after the date of mailing.

Changes of address are to be notified as set out in this provision.


31.       AMENDMENTS

Only those amendments and additions to this contract that are made in writing and signed by the Parties are valid.

                                                                         19 (20)

32.       ENTIRE AGREEMENT

The contract and its appendices constitute the entire agreement between the Parties on all issues to which the Agreement relates. Those issues that have not been expressly dealt with under the terms of the Agreement are to be decided with reference to the intentions upon which the Agreement is based.

The contents of this Agreement and its appendices supersede all previous written or oral commitments and undertakings with respect to the subject matter hereof.


33.       SEVERABILITY

If any provision of this Agreement or part thereof shall to any extent be or become invalid or unenforceable, the Parties shall agree upon any necessary and reasonable adjustment of the Agreement in order to secure the vital interests of the Parties and the main objectives prevailing at the time of execution of the Agreement. Failing an agreement between the Parties on adjustments of the Agreement, such adjustments shall be made by arbitrators in accordance with the provisions of the arbitration clause in this Agreement.


34.       DISPUTES/ARBITRATION

Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators, all appointed by the Institute.

The place of arbitration shall be Stockholm.

The language to be used in the arbitral proceedings shall be English.

                                                                         20 (20)

This contract has been executed in two copies of which the Sellers have taken one and DoubleClick one.


DOUBLECLICK INC                                        THE SELLERS

/s/ Barry Salzman                                      /s/ Mats Sundstrom
 .....................................                  ........................
Barry Salzman, Vice President DoubleClick Inc.         Mats Sundstrom


                                                       (place, date) 1999-12-21

                                                       /s/ Goran Arvinius
                                                       ........................
                                                       Goran Arvinius


(place, date)........................                  (place, date) 1999-12-20

DOUBLECLICK SCANDINAVIA AB                      APPENDIX 1

SHAREHOLDERS

NO      NAME
--      ----
1       Goran Arvinius
2       Lars Hallen
3       Ola Heffler
4       Joakim Antelius
5       Thomas Munck
6       Mats Sundstrom
7       Nordic IT Provider BV
8       Leader Industries Ltd
9       Sandridge Services Ltd
10      Credit Agricole Indosuez
11      Bo Alexandersson
12      Ledstiernan Business Development Ltd
13      Ledstiernan BV
14      Ledstiernan Investment
15      Karl Stockman
16      Thomas Rosen
17      Bryson Investments Ltd
18      Andrimner
19      Minvest
20      Linus Marmstedt
21      Ven Capital
22      Staffan Liljeqvist
23      Nils Lundgren
24      Carama Invest AB
25      Fredrik Ladin
26      Mats Nilsson
27      Hipshot AB
28      Magnus Hedman
29      Anders Nohrborg
30      Per Sanda
31      Billy Gustavsson
32      Henrik Hedman
33      Simon Gustavsson
34      Lars Fromm
35      Michael Mattsson
36      Henrik Ingvarsson
37      Aso Ingenjorsfortbildning
38      Pia Bjorkman
39      Carl Palmstierna
40      Barbro Mattson
41      ANS Ltd
42      Oskar Lindstrom
43      Richard Bage
44      Lars Hammar
45      Cantrade Private Bank
46      Anthony Saliba
47      Ragnar Mostrom Dodsbo
48      Petter Martensson
49      Gustav Ode
50      Celsia
51      Royal Skandia Life Insurance
52      Claes Goran Rangstad